Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

TECHNOLOGY RESEARCH CORPORATION ANNOUNCES

RESIGNATION OF CHIEF EXECUTIVE OFFICER

TAMPA, FL— February 14, 2011 — Technology Research Corporation (Nasdaq: TRCI) announced today that Owen Farren resigned his positions as Chairman of the Board, Chief Executive Officer and President of the Company to pursue other interests. The one-time charge associated with the management change will be reflected in fourth quarter results. Ray Malpocher, the Company’s Lead Director, will oversee the daily management of the Company until a successor Chief Executive Officer of the Company has been appointed and qualified. The Nominating and Governance Committee of the Board will initiate a search for a replacement Chief Executive Officer.

“We are committed to a smooth transition to new leadership,” said Ray Malpocher, the Company’s Lead Director.

About TRC

TRC is a recognized leader in providing cost effective engineered solutions for applications involving power management and control, intelligent battery systems technology and electrical safety products based on our proven ground fault sensing and Fire Shield (R) technology. These products are designed, manufactured and distributed to the consumer, commercial and industrial markets worldwide. The Company also supplies power monitors and control equipment to the United States Military and its prime contractors. More information is available at www.trci.net.

FOR FURTHER INFORMATION:	Robert D. Woltil, Chief Financial Officer Technology Research Corporation Tel: (727) 812-0659 Fax: (727) 535-9691